Exhibit 99.1

Behringer Harvard Acquires Luxury
Apartment Community in Uptown Houston

DALLAS, August 4, 2010 — Behringer Harvard announced today its acquisition of Uptown Post Oak, a luxurious multifamily asset comprising 392 apartment homes in the prominent Uptown district of Houston. The community is located eight miles west of Houston’s central business district on Post Oak Boulevard, which is the hub of Houston’s second largest office submarket.

“Uptown Post Oak benefits from a coveted location with convenient access to major regional employers, dozens of restaurants and entertainment venues, and world-class shopping offered by The Galleria and Highland Village,” said Mr. Mark T. Alfieri, Chief Operating Officer of Behringer Harvard Multifamily REIT I, Inc. “The community is located in an affluent submarket with a high concentration of young, well-educated professionals who are attracted to high-quality communities such as Uptown Post Oak.”

The mid-rise community was constructed in 2008 on a 4.4-acre site at 1111 Post Oak Blvd. Residents enjoy superior upscale amenities including a two-level parking garage with direct access to apartment floors; a resort-style club pool for swimming, wading and tanning; a lap pool; and two outdoor plazas with barbecues. Club facilities include a coffee bar; a state-of-the-art athletic club; a demonstration kitchen that hosts cooking classes; an Internet lounge and business center; and an activity room for TV viewing and games.

The homes at Uptown Post Oak range from 638 to 1,573 square feet with one or two bedrooms and baths. Each apartment has 9.5-foot ceilings, solar window shades, an intrusion alarm and a full-sized washer and dryer. Condo-quality finishes include granite countertops in kitchens and baths, stainless steel appliances, custom cabinetry and oversized Roman bathtubs. Selected residences offer a study/flex space, oversized balconies, hardwood or stained-concrete floors, a powder room, a separate shower, linen closets and walk-in closets with built-ins.

Uptown Post Oak is surrounded by River Oaks and Tanglewood, two of the most exclusive residential neighborhoods in Houston. Only a short drive away is the 1,400-acre Memorial Park that includes one of the top municipal golf courses in the nation; the 155-acre Houston Arboretum and Nature Center; bike and jogging trails; volleyball courts; picnic areas; tennis courts; and multiple fields for softball, soccer and rugby. The prestigious Houston Country Club and River Oaks Country Club also are both less than two miles away. Within a three-mile radius are 20,000 business establishments anchored in the energy, finance and real estate industries.

Interstates 610 and 10 and Highway 59 are less than two miles from Uptown Post Oak. Commuters also will benefit from construction of the Pink Line of Houston’s Metro Light Rail service, which is slated for completion in 2013.

Including this most recent investment, the portfolio of Behringer Harvard Multifamily REIT I, Inc. includes investments in 29 multifamily communities in 12 states providing a total of 8,286 apartment homes.

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About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Behringer Harvard has interests in or manages more than $10 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 99 99 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Multifamily REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers	Barbara Marler	Jason Mattox
Richards Partners	Behringer Harvard	Chief Administrative Officer
katie_myers@richards.com	bmarler@behringerharvard.com	Behringer Harvard
214.891.5842	469.341.2312	jmattox@behringerharvard.com
866.655.3600

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